Exhibit 4.2
Description of Capital Stock
General
The following descriptions of our capital stock and provisions of our second restated certificate of incorporation, our second amended and restated bylaws and the Amended and Restated Stockholders Agreement are intended as a summary only and are qualified in their entirety by reference to the second restated certificate of incorporation, second amended and restated bylaws and the Amended and Restated Stockholders Agreement, which are filed as exhibits to the Annual Report on Form 10-K, of which this Exhibit is a part, and to the applicable provisions of Delaware law.
Our authorized capital stock consists of 445,000,000 shares of common stock, par value $0.0001 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Unless the Board of Directors determines otherwise, we will issue all shares of our capital stock in uncertificated form.
Common Stock
Dividend rights. Subject to preferences that may apply to shares of preferred stock outstanding at the time, holders of outstanding shares of common stock will be entitled to receive dividends out of assets legally available at the times and in the amounts as the Board of Directors may determine from time to time.
Voting rights. Each outstanding share of common stock will be entitled to one vote on all matters submitted to a vote of stockholders. Holders of shares of our common stock will have no cumulative voting rights.
Except as otherwise required under the DGCL or provided for in our second restated certificate of incorporation, all matters other than the election of directors will be determined by a majority of the votes cast on the matter and all elections of directors will be determined by a plurality of the votes cast. Any director may resign at any time upon notice given in writing, including by electronic transmission, to the Company. Except as otherwise required by law and subject to any rights of the holders of preferred stock, vacancies and newly-created directorships shall be filled exclusively by vote of a majority of the directors then in office, even if less than a quorum, or by a sole remaining director, except that any vacancy created by the removal of a director by the stockholders for cause shall only be filled by the vote of the holders of a majority of the voting power of all then outstanding shares of common stock. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.
Preemptive rights. Our common stock will not be entitled to preemptive or other similar subscription rights to purchase any of our securities. There will be no sinking fund provisions applicable to shares of our common stock.
Conversion or redemption rights. Our common stock will be neither convertible nor redeemable.
Liquidation rights. Upon our liquidation, the holders of our common stock will be entitled to receive pro rata our assets that are legally available for distribution, after payment of all debts and other liabilities and subject to the prior rights of any holders of preferred stock then outstanding.
The rights, preferences and privileges of holders of shares of our common stock are subject to and may be adversely affected by the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.

Preferred Stock
Our second restated certificate of incorporation authorizes the Board of Directors to establish one or more series of preferred stock (including convertible preferred stock). The Board of Directors may, without further action by our stockholders, from time to time, direct the issuance of shares of preferred stock in series and may, at the time of issuance, determine the designations, powers, preferences, privileges and relative participating, optional or special rights, as well as the qualifications, limitations or restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights of the common stock. Satisfaction of any dividend preferences of outstanding shares of preferred stock would reduce the amount of funds available for the payment of dividends on shares of our common stock. Holders of shares of preferred stock may be entitled to receive a preference payment in the event of our liquidation before any payment is made to the holders of shares of our common stock. Under certain circumstances, the issuance of shares of preferred stock may render more difficult or tend to discourage a merger, tender offer or proxy contest, the assumption of control by a holder of a large block of our securities or the removal of incumbent management. Upon the affirmative vote of a majority of the total number of directors then in office, our Board of Directors, without stockholder approval, may issue shares of preferred stock with voting and conversion rights which could adversely affect the holders of shares of our common stock and the market value of our common stock. Upon consummation of this offering, there will be no shares of preferred stock outstanding, and we have no present intention to issue any shares of preferred stock.
Amended and Restated Stockholders Agreement
On February 4, 2026, we amended and restated the Stockholders Agreement with certain of our stockholders, including investment entities affiliated with Bain Capital, pursuant to which such parties have specified board representation rights, governance rights and other rights. See “Certain Relationships and Related Party Transactions.”
Anti-Takeover Effects of Our Certificate of Incorporation and Our Bylaws and Certain Provisions of Delaware Law
Certain provisions of Delaware law and our second restated certificate of incorporation and our second amended and restated bylaws contain provisions that are intended to enhance the likelihood of continuity and stability in the composition of the Board of Directors and which may have the effect of delaying, deferring or preventing a future takeover or change in control of the Company unless such takeover or change in control is approved by the Board of Directors.
These provisions include:
Classified Board. Our second restated certificate of incorporation provides that our Board of Directors will be divided into three classes of directors, with the classes as nearly equal in number as possible. As a result, approximately one-third of our Board of Directors will be elected each year. The classification of directors will have the effect of making it more difficult for stockholders to change the composition of our Board of Directors. The number of directors will be fixed by our Board of Directors, subject to the terms of our second restated certificate of incorporation and second amended and restated bylaws.
Special Meetings of Stockholders. Our second restated certificate of incorporation and second amended and restated bylaws provide that, except as otherwise required by law, special meetings of the stockholders may be called only (i) by our chairperson of the Board of Directors, (ii) by a resolution adopted by a majority of our Board of Directors, or (iii) by our Secretary at the request of the holders of 50% or more of the outstanding shares of our common stock so long as Bain Capital beneficially owns a majority of the outstanding shares of our common stock.
Removal of Directors. Our second restated certificate of incorporation provides that our directors may be removed only for cause by the affirmative vote of the holders of a majority of the voting power of all then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class.
Elimination of Stockholder Action by Written Consent. Our second restated certificate of incorporation eliminates the right of stockholders to act by written consent without a meeting following the date on which Bain Capital no longer beneficially owns a majority of the outstanding shares of our common stock.
Advance Notice Procedures. Our second amended and restated bylaws establishes an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to the Board of Directors. Stockholders at an annual meeting will only be able to consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of the Board of Directors or by a stockholder who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given our Secretary timely written notice, in proper form, of the stockholder’s intention to bring that business before the meeting. Although the second amended and restated bylaws do not give the Board of Directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting, the second amended and restated bylaws may have the effect of precluding the conduct of certain business at a meeting if the proper procedures are not followed or may discourage or deter a potential acquiror from conducting a solicitation of proxies to elect its own slate of directors or otherwise attempting to obtain control of the company.
Authorized but Unissued Shares. Our authorized but unissued shares of common stock and preferred stock are available for future issuance without stockholder approval. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of a majority of our common stock by means of a proxy contest, tender offer, merger or otherwise.
Business Combinations with Interested Stockholders. In our second restated certificate of incorporation, we have elected not to be subject to Section 203 of the DGCL, an antitakeover law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a business combination, such as a merger, with a person or group owning 15% or more of the Company’s voting stock for a period of three years following the date the person became an interested stockholder, unless (with certain exceptions) the business combination or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Accordingly, we are not subject to any anti-takeover effects of Section 203. However, our second restated certificate of incorporation contains provisions that have the same effect as Section 203, except that they provide that Bain Capital and its respective successors, transferees and affiliates will not be deemed to be “interested stockholders,” regardless of the percentage of our voting stock owned by them, and accordingly will not be subject to such restrictions.
Choice of Forum. Our second restated certificate of incorporation provides that, subject to limited exceptions, the Court of Chancery of the State of Delaware (or, if, and only if, the Court of Chancery of the State of Delaware dismisses a Covered Claim (as defined below) for lack of subject matter jurisdiction, any other state or federal court in the State of Delaware that does have subject matter jurisdiction) will, to the fullest extent permitted by applicable law, be the sole and exclusive forum for the following types of claims: (i) any derivative claim brought in the right of the Company, (ii) any claim asserting a breach of a fiduciary duty to the Company or the Company’s stockholders owed by any current or former director, officer or other employee or stockholder of the Company, (iii) any claim against the Company arising pursuant to any provision of the DGCL, our second restated certificate of incorporation or amended and restated bylaws, (iv) any claim to interpret, apply, enforce or determine the validity of our second restated certificate of incorporation or our amended and restated bylaws, (v) any claim against the Company governed by the internal affairs doctrine and (vi) any other claim, not subject to exclusive federal jurisdiction and not asserting a cause of action arising under the Securities Act, as amended, brought in any action asserting one or more of the claims specified in clauses (a)(i) through (v) herein above (each a “Covered Claim”). This provision would not apply to claims brought to enforce a duty or liability created by the Exchange Act.
Our second restated certificate of incorporation further provides that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act. In addition, our second restated certificate of incorporation provides that any person or entity purchasing or otherwise acquiring any interest in the shares of capital stock of the Company will be deemed to have notice of and consented to these choice-of-forum provisions and waived any argument relating to the inconvenience of the forums in connection with any Covered Claim.
The choice of forum provisions contained in our second restated certificate of incorporation may limit a stockholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or stockholders, which may discourage lawsuits with respect to such claims, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder. While the Delaware courts have determined that such choice of forum provisions are facially valid, it is possible that a court of law in another jurisdiction could rule that the choice of forum provisions contained in our second restated certificate of incorporation are inapplicable or unenforceable if they are challenged in a proceeding or otherwise, which could cause us to incur additional costs associated with resolving such action in other jurisdictions.
Amendment of Charter Provisions and Bylaws. The amendment of any of the above provisions, following the date on which Bain Capital no longer beneficially owns a majority of the outstanding shares of our common stock, except for the provision making it possible for our Board of Directors to issue preferred stock, would require the affirmative vote of the holders of at least 75% of the voting power of our outstanding shares of capital stock entitled to vote thereon.
The provisions of Delaware law, our second restated certificate of incorporation and our second amended and restated bylaws could have the effect of discouraging others from attempting hostile takeovers and, as a consequence, they may also inhibit temporary fluctuations in the market price of our common stock that often result from actual or rumored hostile takeover attempts. These provisions may also have the effect of preventing changes in the composition of our Board of Directors and management. It is possible that these provisions could make it more difficult to accomplish transactions that stockholders may otherwise deem to be in their best interests.
Corporate Opportunities
Our second restated certificate of incorporation provides that we renounce any interest or expectancy in the business opportunities of Bain Capital and each of their respective partners, principals, directors, officers, members, managers and/or employees, including any of the foregoing who serve as officers or directors of the Company, and each such party shall not have any obligation to offer us those opportunities, even if such opportunity is in the line of business of the Company.

Limitations on Liability and Indemnification of Directors and Officers
Our second restated certificate of incorporation limits the liability of our directors to the fullest extent permitted by the DGCL or any other law of the state of Delaware and our second amended and restated bylaws provides that we may indemnify our directors and our officers that are appointed by the Board of Directors to the fullest extent permitted by applicable law. We have entered into indemnification agreements with our current directors and executive officers and expect to enter into similar agreements with any new directors or executive officers. In connection with our initial public offering, we increased our directors’ and officers’ liability insurance coverage.
Transfer Agent and Registrar
The transfer agent and registrar for our common stock is Equiniti Trust Company, LLC. The transfer agent’s address is 28 Liberty Street, 53rd Floor, New York, NY 10005.
Listing
Our common stock is listed on the New York Stock Exchange under the symbol “BOBS.”